EXHIBIT 99.1

First Capital Bancorp, Inc., Reports Net Income Available to Common Shareholders of $1.2 Million for the Second Quarter of 2015, 15.7% Increase Over the Second Quarter of 2014, Net Income of $0.08 Per Diluted Share Outstanding

GLEN ALLEN, Va., July 28, 2015 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc., (the "Company") (NASDAQ:FCVA) parent company to First Capital Bank (the "Bank") reported today its financial results for the second quarter of 2015. For the three months ended June 30, 2015, the Company had net income available to common shareholders of $1.2 million or $0.08 per diluted share, compared to net income available to common shareholders of $1.0 million, or $0.07 per diluted share, for the same period in 2014. This represents an increase of $158 thousand or 15.7% in net income available to common shareholders for the second quarter of 2015 compared to the second quarter of 2014.

For the six months ended June 30, 2015, the Company had net income available to common shareholders of $2.2 million or $0.15 per diluted share, compared to net income available to common shareholders of $2.0 million, or $0.13 per diluted share, for the same period in 2014. This represents an increase of $269 thousand or 13.7% in net income available to common shareholders for the first half of 2015 compared to the first half of 2014.

Factors contributing to the Company's results during the second quarter and first half of 2015 are as follows:

  Continued loan growth resulted in an increase in net interest income of $390 thousand (or 8.2%) to $5.2 million for the second quarter of 2015 compared to $4.8 million in the second quarter of 2014. For the first half of 2015, net interest income increased $843 thousand (or 9.0%) to $10.2 million compared to $9.4 million for the first half of 2014.
  Net interest margin decreased 4 basis points to 3.59% for the quarter ended June 30, 2015, compared to 3.63% for the quarter ended June 30, 2014. For the first half of 2015, net interest margin decreased 1 basis point to 3.63% compared to 3.64% for the first half of 2014.
  There was no provision for loan losses during the second quarter of 2015 or 2014. For the first half of 2015, there was a recovery of the provision for loan losses of $145 thousand compared to a recovery of the provision for loan losses of $292 thousand for the first half of 2014.
  Noninterest expense was essentially unchanged at $3.8 million (increase of $48 thousand or 1.3%) for the second quarter of 2015 compared to the second quarter of 2014. For the first half of 2015, noninterest expense increased $170 thousand (or 2.2%) to $7.9 million compared to $7.7 million for the first half of 2014.

Growth

At June 30, 2015, total assets were $616.9 million, compared to $598.5 million at December 31, 2014, an increase of $18.3 million or 3.1%. This growth is primarily attributable to loan growth resulting from increased visibility of the Bank's commitment in the local marketplace and the continued improvement in our market area's economic stability. In the first half of 2015, loan growth, net of the allowance, was $19.0 million (or 4.0%), or 8.0% on an annualized basis. We continued to see increased loan demand in our market as the economy and consumer confidence improved.

Total deposits at June 30, 2015, were $505.4 million, an increase of $25.9 million, or 5.4%, from $479.5 million at December 31, 2014. Non interest-bearing deposits were $90.4 million at June 30, 2015, compared to $70.8 million at December 31, 2014, an increase of $19.7 million or 27.8%.

In a joint statement, First Capital Bancorp, Inc., Managing Director and CEO, John Presley, and First Capital Bank President and CEO, Bob Watts, stated, "In light of the increasing competition in our market, we continue to be encouraged by our results for the first half of 2015. We owe our success to our dedicated teammates and our loyal customers."

Asset Quality

The allowance for loan losses was $7.9 million or 1.57% of total loans at June 30, 2015, compared to $7.9 million or 1.63% of total loans at December 31, 2014.

The following table reflects details related to asset quality and the allowance for loan losses:

	June 30,	December 31,	June 30,
	2015	2014	2014
	(Dollars in thousands)
Nonaccrual loans	$ 2,618	$ 3,430	$ 3,932
Loans past due 90 days and accruing interest	--	--	--
Total nonperforming loans	2,618	3,430	3,932
Other real estate owned (OREO)	936	1,810	2,279
Total nonperforming assets	$ 3,554	$ 5,240	$ 6,211

Allowance for loan losses to total loans	1.57%	1.63%	1.71%
Nonperforming assets to total loans & OREO	0.71%	1.08%	1.34%
Nonperforming assets to total assets	0.58%	0.88%	1.07%
Allowance for loan losses to nonaccrual loans	300.45%	229.56%	200.78%

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Allowance for loan losses
Beginning balance	$ 7,874	$ 7,874	$ 8,019
Recovery of provision for loan losses	--	145	--
Net charge offs/(recoveries)	9	(145)	125
Ending balance	$ 7,865	$ 7,874	$ 7,894

	Six Months Ended
	June 30,	June 30,
	2015	2014
Allowance for loan losses
Beginning balance	$ 7,874	$ 8,165
Recovery of provision for loan losses	145	292
Net recoveries	(136)	(21)
Ending balance	$ 7,865	$ 7,894

Capital

The Bank's Total Risk Based Capital at June 30, 2015, was 12.38%, compared to 12.90% at December 31, 2014. The Bank's Tier 1 Risk Based Capital at June 30, 2015, was 11.13%, compared to 11.64% at December 31, 2014. The Bank's Common Equity Tier 1 Capital at June 30, 2015, was 11.13%. The declines in the Bank's Total and Tier 1 capital ratios are due primarily to asset growth during the first half of 2015 and the implementation of Basel III framework for calculating capital ratios. Additionally, the Company's tangible common equity increased to 8.40% at June 30, 2015 from 8.30% at December 31, 2014.

Noninterest Income

Noninterest income, including gains on sales of securities, totaled $373 thousand for the quarter ended June 30, 2015, a decrease of $110 thousand or 22.77% from $483 thousand earned in the quarter ended June 30, 2014. The primary driver of this decline was a decrease of $173 thousand in gain on sale of securities during the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014. For the first half of 2015, noninterest income decreased $147 thousand (or 15.5%) to $802 thousand compared to $949 thousand for the first half of 2014 due primarily to declines in securities gains.

Noninterest Expense

Noninterest expense remained relatively stable with only modest increases during the second quarter and first half of 2015. Total noninterest expense was $3.8 million during the second quarter of 2015, which was an increase of $48 thousand (or 1.3%) compared to the second quarter of 2014. For the first half of 2015, total noninterest expense was $7.9 million compared to $7.7 million for the first half of 2014. The $170 thousand (or 2.2%) increase was driven primarily by fair value adjustments to OREO during the first quarter of 2015.

The Bank currently operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County and inside the Village at Swift Creek Kroger store.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
Selected Operating Data:

Interest income	$ 6,405	$ 6,290	$ 6,080	$ 12,695	$ 11,999
Interest expense	1,251	1,210	1,316	2,462	2,609
Net interest income	5,154	5,080	4,764	10,233	9,390
Recovery of provision for loan losses	--	(145)	--	(145)	(292)
Other noninterest income	371	362	308	731	678
Securities gains	2	70	175	71	271
Noninterest expense	3,806	4,091	3,758	7,893	7,723
Income before income tax	1,721	1,566	1,489	3,287	2,908
Income tax expense	554	502	480	1,056	922
Net Income	$ 1,167	$ 1,064	$ 1,009	$ 2,231	$ 1,986
Less: Preferred dividends	$ --	$ --	$ --	$ --	$ 24
Net income available to common stockholders	$ 1,167	$ 1,064	$ 1,009	$ 2,231	$ 1,962
Basic net income per common share	$ 0.09	$ 0.08	$ 0.08	$ 0.18	$ 0.16
Diluted net income per common share	$ 0.08	$ 0.07	$ 0.07	$ 0.15	$ 0.13
Dividends paid per common share	$ 0.01	$ --	$ --	$ 0.01	$ --

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30, 2015	December 31, 2014	June 30, 2014	June 30, 2015	June 30, 2014
Balance Sheet Data:

Total assets	$ 616,852	$ 598,538	$ 578,101	$ 616,852	$ 578,101
Average assets	614,674	594,853	564,769	607,616	559,089
Loans, net	492,808	473,789	453,688	492,808	453,688
Deposits	505,421	479,507	467,789	505,421	467,789
Borrowings	55,011	62,877	58,607	55,011	60,532
Stockholders' equity	51,844	49,652	47,171	51,844	47,171
Average stockholders' equity	51,660	49,050	46,452	51,042	46,002
Book value per share	4.01	3.86	3.70	4.01	3.70
Tangible common equity to assets	8.40%	8.30%	8.16%	8.40%	8.16%
Total shares outstanding, in thousands	12,917	12,864	12,750	12,917	12,750

Asset Quality Ratios
Allowance for loan losses	$ 7,865	$ 7,874	$ 7,894	$ 7,865	$ 7,894
Nonperforming assets	3,554	5,240	6,211	3,554	6,211
Net (recoveries) chargeoffs	9	29	125	(136)	(21)
Net (recoveries) chargeoffs to avg loans	0.00%	0.01%	0.03%	-0.03%	0.00%
Allowance for loan losses to total loans	1.57%	1.63%	1.71%	1.57%	1.63%
Nonperforming assets to total loans and OREO	0.58%	0.88%	1.07%	0.58%	0.88%

Selected Performance Ratios for Quarter:
Return on average assets (annualized)	0.74%	0.76%	0.72%	0.74%	0.72%
Return on average equity (annualized)	8.81%	9.30%	8.70%	8.81%	8.70%
Net interest margin (tax equivalent basis)	3.59%	3.58%	3.63%	3.63%	3.64%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com